Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	August 1, 2013

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Reports Higher Second-Quarter Financial Results,
Significantly Increases Distributable Cash Flow Guidance for 2013

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported operating profit of $184.5 million for second quarter 2013, an increase of $17.2 million, or 10%, compared to $167.3 million for second quarter 2012. Net income grew 11% to $153.6 million for second quarter 2013 compared to $137.8 million for second quarter 2012.
Diluted net income per limited partner unit was 68 cents in second quarter 2013 versus 61 cents in the corresponding 2012 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 65 cents for second quarter 2013 was significantly higher than the 52-cent guidance provided by management in early May due to stronger-than-expected demand for refined products, additional product overages and reversal of a $10.6 million accrual for potential air emission fees at the partnership's terminals in the Houston, Texas area that will not be assessed for historical periods based on final environmental regulations adopted during June 2013.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $168.2 million for second quarter 2013, or 26% higher than the second-quarter 2012 DCF of $134.0 million.
“Magellan continues to generate stronger-than-expected financial results for 2013 driven by our solid fee-based transportation and terminals business and a favorable pricing environment for our commodity-related activities,” said Michael Mears, chief executive officer. “In addition to strong financial performance, Magellan successfully commissioned two significant industry projects during the second quarter of 2013 -- start-up of our Longhorn pipeline with initial crude oil deliveries to the Houston Gulf Coast refining region and beginning condensate deliveries to the Corpus Christi petrochemical market via our Double Eagle pipeline joint venture.
“The start-up of these projects helps frame Magellan's future growth and contributed to our recent increased cash distribution guidance, allowing us to now target annual distribution growth of 16% for 2013 and 15% for 2014.”

More

Exhibit 99.1

Page 2/5 Magellan Midstream Reports Higher Second-Quarter Financial Results, Significantly Increases Distributable Cash Flow Guidance for 2013

Beginning in 2013, the partnership reorganized its reporting segments to reflect strategic changes in its business, particularly its increasing crude oil activities. Historical financial results have been restated to conform to the new segment presentation. An analysis by segment comparing second quarter 2013 to second quarter 2012 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined operating margin was $177.8 million, an increase of $0.8 million. Increases in transportation and terminals revenues were largely offset by decreases in product margin due to timing of MTM commodity-related pricing adjustments that favorably impacted the 2012 period.
Transportation and terminals revenues increased $15.1 million between periods primarily due to the partnership's 8.6% tariff increase in mid-2012 and 3% higher transportation volumes in the current period. Operating expenses increased slightly between periods. Higher property taxes and power costs in the current period were mostly offset by reversal of the accrual for potential air emission fees at the partnership's East Houston, Texas terminal and favorable gains on asset sales and replacements in the second quarter of 2013.
Product margin (a non-GAAP measure defined as product sales revenues less product purchases) decreased $14.0 million between periods resulting from a $19.6 million unfavorable variance associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership's commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which reflects only transactions that settled during the quarter, increased between periods primarily due to higher contributions from the partnership's butane blending activities as a result of lower butane costs.
Crude oil. Crude operating margin was $40.5 million, an increase of $17.7 million. Revenues increased primarily due to crude oil shipments on the Longhorn pipeline, which began during mid-April 2013, as well as joint venture management fees and higher utilization and rates on the partnership's Houston-area distribution system. Operating expenses increased primarily due to costs related to the operation of the Longhorn pipeline in crude oil service, including higher personnel costs, integrity spending and pipeline rental costs to access product from third-party origination sources, partially offset by more favorable product overages, which reduce expenses.
Marine storage. Marine operating margin was $32.9 million, an increase of $9.1 million. Revenues were essentially flat between periods as storage fees from newly-constructed tanks at the partnership's Galena Park, Texas terminal offset lower overall utilization due in part to timing of tank maintenance work. Expenses declined due to reversal of the accrual for potential air emission fees at the partnership's Galena Park terminal. Product margin increased due to the sale of additional overages in the current period.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures, and G&A expenses increased due to higher personnel costs as a result of additional headcount, improved payout expectations for the partnership's annual bonus and equity-based incentive compensation programs and a higher unit price, which also impacts equity-based incentive compensation.
More

Exhibit 99.1

Page 3/5 Magellan Midstream Reports Higher Second-Quarter Financial Results, Significantly Increases Distributable Cash Flow Guidance for 2013

Net interest expense was substantially unchanged as additional borrowings from the partnership's Nov. 2012 debt offering to fund capital spending was offset by higher capitalized interest for the related construction projects. As of June 30, 2013, the partnership had $2.4 billion of debt outstanding and $119.5 million of cash on hand.

Expansion projects
Magellan continues to assess additional opportunities to grow its business, and its current slate of expansion projects remains on schedule.
The Longhorn pipeline successfully began deliveries of crude oil to the Houston market beginning mid-April, averaging approximately 90,000 barrels per day (bpd) from start-up through the second quarter. Additional capacity is expected over the coming months as third-party supply connections, newly-constructed storage tanks and additional pump stations come online. Management expects the delivery rate to average approximately 120,000 bpd during the third quarter, with full operating capacity of 225,000 bpd attained by the end of Sept.
The Double Eagle pipeline joint venture successfully began deliveries of condensate from its newly-constructed truck unloading facility at Three Rivers, Texas to Magellan's Corpus Christi, Texas terminal during May, with the expectation that all pipeline segments will be operational in early Sept. with the capability to transport up to 100,000 bpd.
Further, the BridgeTex pipeline joint venture continues to progress, with an operational date of mid-2014 still targeted. Significant progress has been made on right-of-way acquisition and permitting, and tank construction and pipeline production are currently underway.
As previously announced, the partnership acquired approximately 250 miles of refined products pipeline in Texas and New Mexico for $57 million on July 1. Acquisition of the remaining pipeline system in the Rocky Mountain region is pending, subject to regulatory approvals.
The partnership currently plans to spend approximately $900 million during 2013 with an additional $320 million of spending in 2014 to complete its current growth projects and pending pipeline acquisition.
The partnership also continues to evaluate well over $500 million of potential growth projects in earlier stages of development as well as additional acquisition opportunities, both of which have been excluded from these spending estimates.

Financial guidance for 2013
Management is raising its 2013 DCF guidance by $50 million to $630 million primarily as a result of strong financial results to date and the expectation of continued low butane costs, which favorably impact the partnership's butane blending activities.
Further, management recently increased its annual distribution growth targets to 16% for 2013 and 15% for 2014 based on its confidence in Magellan's future, driven by strong performance from the partnership's base business and anticipated contributions from expansion projects that are progressing as expected.
More

Exhibit 99.1

Page 4/5 Magellan Midstream Reports Higher Second-Quarter Financial Results, Significantly Increases Distributable Cash Flow Guidance for 2013

Including actual results so far this year, net income per limited partner unit is estimated to be $2.50 for 2013, with third-quarter guidance of 48 cents. Guidance excludes future NYMEX MTM adjustments on the partnership's commodity-related activities and expected financial results from the pending Rocky Mountain pipeline acquisition.

Earnings call details
An analyst call with management regarding second-quarter results and outlook for the remainder of 2013 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 211-0193 and provide code 3283315. Investors also may listen to the call via the partnership's website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 7. To access the replay, dial (888) 203-1112 and provide code 3283315. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership's internal financial reporting and is used by management to evaluate the economic performance of the partnership's operations.
Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership's commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership's operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.

More

Exhibit 99.1

Page 5/5 Magellan Midstream Reports Higher Second-Quarter Financial Results, Significantly Increases Distributable Cash Flow Guidance for 2013

The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership's profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

###
Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership's tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership's terminals or pipelines; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and subsequent reports on Forms 10-Q and 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Transportation and terminals revenue	$248,761	$282,462	$466,315	$509,733
Product sales revenues	200,568	157,922	476,298	359,633
Affiliate management fee revenue	198	3,528	397	6,967
Total revenue	449,527	443,912	943,010	876,333
Costs and expenses:
Operating	82,326	77,415	150,778	142,596
Product purchases	144,498	115,328	393,110	275,726
Depreciation and amortization	31,486	34,186	62,996	70,518
General and administrative	25,414	33,262	49,158	63,318
Total costs and expenses	283,724	260,191	656,042	552,158
Earnings of non-controlled entities	1,478	736	3,126	2,787
Operating profit	167,281	184,457	290,094	326,962
Interest expense	29,118	31,720	58,241	63,443
Interest income	(29)	(13)	(64)	(35)
Interest capitalized	(1,028)	(3,243)	(1,892)	(6,694)
Debt placement fee amortization expense	518	540	1,037	1,080
Income before provision for income taxes	138,702	155,453	232,772	269,168
Provision for income taxes	881	1,813	1,427	2,561
Net income	$137,821	$153,640	$231,345	$266,607

Basic and diluted net income per limited partner unit	$0.61	$0.68	$1.02	$1.18

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	226,429	226,864	226,305	226,785

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Refined products:
Transportation revenue per barrel shipped	$1.270	$1.366	$1.236	$1.256
Volume shipped (million barrels):
Gasoline	56.1	59.1	102.0	112.7
Distillates	33.6	35.5	63.4	69.3
Aviation fuel	5.2	5.0	10.8	9.5
Liquefied petroleum gases	3.7	2.2	4.7	3.3
Total volume shipped	98.6	101.8	180.9	194.8

Crude oil:
Transportation revenue per barrel shipped	$0.301	$0.771	$0.289	$0.605
Volume shipped (million barrels)	17.2	28.1	32.1	44.0
Crude oil terminal average utilization (million barrels per month)	12.5	12.6	12.6	12.5

Marine storage:
Marine terminal average utilization (million barrels per month)	24.2	22.8	24.2	22.7

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Refined products:
Transportation and terminals revenue	$187,262	$202,397	$344,932	$367,756
Less: Operating expenses	66,153	66,456	123,359	112,737
Transportation and terminals margin	121,109	135,941	221,573	255,019

Product sales revenue	199,840	156,321	472,658	355,736
Less: Product purchases	143,962	114,460	391,798	272,758
Product margin	55,878	41,861	80,860	82,978
Operating margin	$176,987	$177,802	$302,433	$337,997

Crude oil:
Transportation and terminals revenue	$22,545	$41,158	$43,758	$64,386
Less: Operating expenses	1,502	4,027	605	9,134
Transportation and terminals margin	21,043	37,131	43,153	55,252
Affiliate management fee revenue	198	3,239	397	6,398
Earnings of non-controlled entities	1,493	110	3,161	1,485
Operating margin	$22,734	$40,480	$46,711	$63,135

Marine storage:
Transportation and terminals revenue	$38,954	$38,907	$77,625	$77,591
Less: Operating expenses	15,341	7,694	28,218	22,247
Transportation and terminals margin	23,613	31,213	49,407	55,344

Product sales revenue	728	1,601	3,640	3,897
Less: Product purchases	536	868	1,312	2,968
Product margin	192	733	2,328	929
Affiliate management fee revenue	—	289	—	569
Earnings (loss) of non-controlled entities	(15)	626	(35)	1,302
Operating margin	$23,790	$32,861	$51,700	$58,144

Segment operating margin	$223,511	$251,143	$400,844	$459,276
Add: Allocated corporate depreciation costs	670	762	1,404	1,522
Total operating margin	224,181	251,905	402,248	460,798
Less:
Depreciation and amortization expense	31,486	34,186	62,996	70,518
General and administrative expense	25,414	33,262	49,158	63,318
Total operating profit	$167,281	$184,457	$290,094	$326,962

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2013
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$153,640	$0.68
Deduct: Unrealized derivative gains associated with future physical product transactions	(8,096)	(0.04)
Add: Lower-of-cost-or-market inventory adjustment	2,057	0.01
Excluding commodity-related adjustments	$147,601	$0.65

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	226,864

*Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2013
	2012	2013	2012	2013	Guidance

Net income	$137,821	$153,640	$231,345	$266,607	$567,000
Interest expense, net	28,061	28,464	56,285	56,714	120,000
Depreciation and amortization (1)	32,004	34,726	64,033	71,598	145,000
Equity-based incentive compensation (2)	4,165	5,425	(5,991)	(1,978)	7,000
Asset retirements and impairments	1,952	507	7,359	2,298	5,000
Commodity-related adjustments:
Derivative gains recognized in the period associated with future product transactions (3)	(27,511)	(8,096)	(17,908)	(6,860)
Derivative losses recognized in previous periods associated with product sales completed in the period (4)	(10,886)	(1,556)	(4,164)	(5,726)
Lower-of-cost-or-market adjustments	4,106	2,057	3,089	57
Houston-to-El Paso cost of sales adjustments(5)	7,082	—	8,121	—
Total commodity-related adjustments	(27,209)	(7,595)	(10,862)	(12,529)	(14,000)
Other	9	362	529	(917)	(5,000)
Adjusted EBITDA	176,803	215,529	342,698	381,793	825,000

Interest expense, net	(28,061)	(28,464)	(56,285)	(56,714)	(120,000)
Maintenance capital	(14,752)	(18,878)	(26,710)	(32,986)	(75,000)
Distributable cash flow	$133,990	$168,187	$259,703	$292,093	$630,000

Distributable cash flow per limited partner unit	$0.59	$0.74	$1.15	$1.29	$2.78

Weighted average number of limited partner units paid distributions	226,201	226,679	226,201	226,679	226,679

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2012 and 2013 was $7.0 million and $10.3 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2012 and 2013 of $13.0 million and $12.3 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for the applicable period for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations. We discontinued these commodity activities during 2012 in conjunction with the Longhorn crude pipeline project.